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                                                                                         Exhibit 11


                                    GTE CORPORATION AND SUBSIDIARIES
                            CALCULATION OF EARNINGS (LOSS) PER COMMON SHARE


                                                      Three Months Ended           Six Months Ended
                                                            June 30                     June 30
                                                       1998        1997            1998        1997
                                                                     (In Thousands)
  Net income:
       Before extraordinary charges                 $672,448     $670,527       $814,171    $1,335,874
       Extraordinary charges                               -            -       (319,523)            -
       Consolidated net income                      $672,448     $670,527       $494,648    $1,335,874

  Average common shares                              962,407      955,533        960,930       958,115

  Adjustments to common shares:
  Add - Employees' stock and stock option plans        9,360        3,040          8,538         3,500

  Adjusted average common shares                     971,767      958,573        969,468       961,615


  EARNINGS (LOSS) PER COMMON SHARE:

       Basic (1)
            Before extraordinary charges            $    .70      $   .70        $   .85      $   1.39
               Extraordinary charges                       -            -           (.33)            -
               Consolidated                         $    .70      $   .70        $   .52      $   1.39

       Diluted (2)
            Before extraordinary charges            $    .69      $   .70        $   .84      $   1.39
               Extraordinary charges                       -            -           (.33)            -
               Consolidated                         $    .69      $   .70        $   .51      $   1.39





  (1)  Computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period.

  (2)  Reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock.

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